EXHIBIT 12.     STATEMENT RE:  COMPUTATION OF RATIOS

                      FIRST HAWAIIAN, INC. AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES



                                                              YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------
                                              1997         1996         1995         1994         1993
                                            --------     --------     --------     --------     --------
                                                              (dollars in thousands)
Income before income taxes
and cumulative effect of a
change in accounting principle              $123,564     $115,834     $122,138     $111,501     $119,105
                                            --------     --------     --------     --------     --------


Fixed charges:(1)
   Interest expense                          258,011      252,795      265,297      179,688      163,541
   Rental expense                             10,774        4,932        4,600        5,355        4,013
                                            --------     --------     --------     --------     --------
                                             268,785      257,727      269,897      185,043      167,554
Less interest on deposits                    197,619      182,402      176,048      120,289      129,719
                                            --------     --------     --------     --------     --------

   Net fixed charges                          71,166       75,325       93,849       64,754       37,835
                                            --------     --------     --------     --------     --------

   Earnings, excluding
      interest on deposits                  $194,730     $191,159     $215,987     $176,255     $156,940
                                            ========     ========     ========     ========     ========

   Earnings, including
      interest on deposits                  $392,349     $373,561     $392,035     $296,544     $286,659
                                            ========     ========     ========     ========     ========

Ratio of earnings to fixed charges:

   Excluding interest
      on deposits                              2.74X        2.54x        2.30x        2.72x        4.15x

   Including interest
      on deposits                              1.46X        1.45x        1.45x        1.60x        1.71x



(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.